Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on (a) Form S-8 (File No. 333-113220) of Dynavax Technologies Corporation pertaining to the 1997 Equity Incentive Plan, the 2004 Stock Incentive Plan and the 2004 Employee Stock Purchase Plan of Dynavax Technologies Corporation, (b) Form S-3 (File Nos. 333-145836 and 333-147455) of Dynavax Technologies Corporation and in the related Prospectuses, and (c) Form S-3/A (File Nos. 333-139664, 333-134688 and 333-147455) of Dynavax Technologies Corporation and in the related Prospectuses of our reports dated March 13, 2008, with respect to the consolidated financial statements of Dynavax Technologies Corporation and the effectiveness of internal control over financial reporting of Dynavax Technologies Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP

San Francisco, California
March 13, 2008